Exhibit (99.2)
EASTMAN KODAK COMPANY

October 5, 2004

KODAK ANNOUNCES INTENTION TO CLOSE ITS ANNESLEY SITE

At the start of the year (January 22nd) Eastman Kodak Company said that in order to deliver on its digitally oriented strategy, it would reduce its global facilities by about one-third over three years. This comes in response to a fundamental shift in customer and consumer behaviour with the rising popularity of digital photography. As a result, Kodak has consolidated many different types of functions and operations at sites across the globe in order to respond more effectively to customers in a world that is becoming increasingly digital.

It is with regret that with the company forecasting a continuing decline in photographic film this year, the Annesley site, which primarily finishes consumer film, is to close by September 2005, with the loss of about 350 jobs.

Chris Balls, Plant manager of Kodak's Annesley site, said

"Today's announcement has been driven by the shift in customer and consumer trends from traditional to digital imaging and Kodak's intent to transform the company and remain the leader in imaging. Here at Annesley we produce imaging materials for traditional film products. That market has been rapidly decreasing as a result of new digital technology and has sadly made today's announcement necessary.

"The employees have worked extremely hard here at Annesley to produce top quality products for our customers and will continue to do that until the site closes in a year's time.
All employees will be treated with respect, with Kodak ensuring they receive highly competitive severance terms, plus access to counseling support, as well as access to an outplacement program to assist in identifying alternative employment.

"This was a very hard decision for Kodak, but is due to the new business environment that now exists. The reality is that the demand for traditional photographic products continues to decline as digital products grow more popular."

ENDS

For further information please call Gavin Megaw on 07764 200
149